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                                                                 Exhibit 15



                          Letter of Ernst & Young LLP
       Re Unaudited Condensed Consolidated Interim Financial Information


To Oxford Health Plans, Inc.:


We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-77529) of Oxford Health Plans, Inc. for the registration of 22,530,000 shares of its common stock, 277,629.157 shares of Series D Cumulative Preferred Stock, 132,808.069 shares of Series E Cumulative Preferred Stock, $277,629,157 aggregate principal amount of Series D Junior Subordinated Debentures and $132,808,069 aggregate principal amount of Series E Junior Subordinated Debentures, 15,800,000 Series A Warrants, and 6,730,000 Series B Warrants of our report dated May 5, 1999 relating to the unaudited condensed consolidated interim financial statements of Oxford Health Plans, Inc. that are included in its Form 10-Q/A No. 2 for the quarter ended March 31, 1999, our report dated August 6, 1999 relating to the unaudited condensed consolidated interim financial statements of Oxford Health Plans, Inc. that are included in its Form 10-Q for the quarter ended June 30, 1999, and our report dated October 29, 1999 relating to the unaudited condensed consolidated interim financial statements of Oxford Health Plans, Inc. that are included in its Form 10-Q for the quarter ended September 30, 1999.





                                                  /s/ Ernst & Young LLP






Stamford, Connecticut
December 16, 1999